Exhibit 23.4

MILLER AND LENTS, LTD.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Miller and Lents, Ltd. hereby consents to the use of our name and the information from our reports regarding our estimates of reserves and future net revenues from the production and sale of those reserves for the years ended December 31, 2004, 2003, and 2002 in the Registration Statement on Form S-4 of Pogo Producing Company and to the incorporation by reference therein of our report referenced as “Reserves and Future Net Revenues as of December 31, 2004, SEC Price Case” contained in Pogo Producing Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and our letter report contained in Pogo Producing Company’s Current Report on Form 8-K filed on August 25, 2005.

MILLER AND LENTS, LTD.

By:	/s/ Carl D. Richard
Carl D. Richard
Senior Vice President

Houston, Texas

December 20, 2005